EXHIBIT 2

                            ASSET PURCHASE AGREEMENT


                                 by and between




                             TALTON HOLDINGS, INC.,
                             a Delaware corporation

                                       and

                        PEOPLES TELEPHONE COMPANY, INC.,
                             a New York corporation,
                         for itself and the Subsidiaries





                             Dated December 19, 1997


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                                      INDEX


1. DEFINITIONS                                                          1

2. PURCHASE AND SALE OF ASSETS, CLOSING AND OTHER AGREEMENTS            8

   2.1   Assets.                                                        8

   2.2   Purchase Price.                                                8

   2.3   Closing.                                                      11

   2.4   Closing Obligations.                                          12

   2.5   Treatment of Certain Matters and Adjustments.                 13

3. REPRESENTATIONS AND WARRANTIES OF SELLER                            14

   3.1   Organization and Good Standing.                               15

   3.2   Authority.                                                    15

   3.3   No Conflict.                                                  15

   3.4   Options.                                                      16

   3.5   Books and Records.                                            16

   3.6   Inmate Assets.                                                16

   3.7   No Material Adverse Change.                                   17

   3.8   Compliance with Legal Requirements;
         Governmental Authorizations and Orders.                       17

   3.9   Legal Proceedings.                                            17
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   3.10  Absence of Certain Changes and Events.                        18

   3.11  Contracts; No Defaults.                                       18

   3.12  Insurance.                                                    19

   3.13  Environmental Matters.                                        20

   3.14  Intellectual Property.                                        20

   3.15  Certain Payments.                                             21

   3.16  Disclosure.                                                   21

   3.17  Brokers or Finders.                                           21

4. REPRESENTATIONS AND WARRANTIES OF BUYER                             21

   4.1   Organization and Good Standing.                               22

   4.2   Authority; No Conflict                                        22

   4.3   Certain Proceedings.                                          23

   4.4   Brokers or Finders.                                           23

5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE                 23

   5.1   Accuracy of Representations.                                  23

   5.2   Performance.                                                  23

   5.3   No Prohibition.                                               24

6. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE                24

   6.1   Accuracy of Representations.                                  24

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   6.2   Buyer's Performance.                                          24

7. INDEMNIFICATION; REMEDIES                                           25

   7.1   Survival.                                                     25

   7.2   Indemnification and Payment of Damages by Seller.             25

   7.3   Indemnification and Payment of Damages by Buyer.              26

   7.4   Procedure for Indemnification--Third Party Claims.            26

   7.5   Procedure for Indemnification--Other Claims.                  28

   7.6   Payments.                                                     28

8. GENERAL PROVISIONS                                                  29

   8.1   Expenses.                                                     29

   8.2   Confidentiality.                                              29

   8.3   Notices.                                                      29

   8.4   Dispute Resolution Procedures.                                30

   8.5   Further Assurances.                                           31

   8.6   Waiver.                                                       31

   8.7   Entire Agreement and Modification.                            32

   8.8   Assignments, Successors and No Third-Party Rights.            32

   8.9   Severability.                                                 32

   8.10  Section Headings, Construction.                               32
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   8.11  Time of Essence.                                              33

   8.12  Governing Law.                                                33

   8.13  Counterparts.                                                 33

   8.14  Performance Bond.                                             33

   8.15  License of Rating Software.                                   34

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made this December 19, 1997, by and between TALTON HOLDINGS, INC., a Delaware corporation ("Buyer"), and PEOPLES TELEPHONE COMPANY, INC., a New York corporation (the "Company" or the "Seller"). For purposes hereof, the terms the "Seller" or the "Company" shall also include subsidiaries of Peoples Telephone Company, Inc., which own any of the assets and contracts to be assigned hereunder (the "Subsidiaries").

                                    RECITALS

     WHEREAS, the Seller is engaged in the business of providing inmate telephone service and related and/or ancillary services or systems to jails and other inmate or correctional facilities (the "Inmate Telephone Business").

     WHEREAS, for the consideration and on the terms set forth in this Agreement, the Seller desires to sell, and Buyer desires to purchase, all of the assets, rights and contracts of the Seller referred to in Section 3.6 hereof (the "Inmate Assets").

     NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties intending to be legally bound do hereby agree as follows:

1.  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Accommodation Services": the provision of staff pursuant to the Transition Agreement, the provision of reasonable office space and equipment, the provision of local exchange company service and the provision of long distance telephone service in order to permit the Buyer to operate the Inmate Assets.

     "Administrative Fee": as set forth in Section 2.5(b) of this Agreement.

     "Agreement": as set forth in the first paragraph of this Agreement.


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     "Assumed Liabilities": as set forth in Section 2.2(a) of this Agreement.

     "Average Base Revenues": as set forth in Section 2.2(b)(i) of this Agreement.

     "Average New Contract Revenues": as set forth in Section 2.2(b)(i) of this Agreement.

     "Bids": as set forth in Section 2.2(b)(i) of this Agreement.

     "Bid Contracts": as set forth in Section 2.2(b)(iii) of this Agreement.

     "Bill of Sale":  as set forth in Section  2.4(a)(i) of this  Agreement  and
Exhibit 2.4(a)(i)(A).

     "Breach": a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been in any material respect, any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     "Buyer": as set forth in the first paragraph of this Agreement.

     "Buyer's Closing Certificate": as set forth in Section 2.4(b)(iii) of this Agreement.

     "Buyer's Closing Documents": as set forth in Section 4.2(a) of this Agreement.

     "Cash Flow": as set forth in Section 7.7(a) of this Agreement.

     "Claim": as set forth in Section 8.4 of this Agreement.

     "Closing": as set forth in Section 2.3 of this Agreement.

     "Closing Consideration": as set forth in Section 2.2(a) of this Agreement.

     "Closing Date": as set forth in Section 2.3 of this Agreement.

     "Company": as set forth in the first paragraph of this Agreement.

     "Confidentiality Agreement": as set forth in Section 8.2 of this Agreement.

     "Consent":   any  approval,   consent,   ratification,   waiver,  or  other
authorization (including any Governmental Authorization).

     "Contemplated Transactions": all of the transactions contemplated by this Agreement, including: (a) the sale by the Seller to Buyer and the purchase (and payment therefor) by Buyer from the Seller of the Inmate Assets; (b) the execution, delivery and performance of the Management Agreement, the Non-Competition Agreement, the Transition Agreement and the Conveyance Documents; and (c) the performance by Buyer and the Seller of their respective covenants and obligations under this Agreement, including, without limitation, their obligations under Section 2 hereof.

     "Contract": any agreement, contract, license, obligation, promise or undertaking: (a) under which the Seller has or may acquire any rights with respect to the Inmate Telephone Business, (b) under which the Seller has or may become subject to any obligation or liability with respect to the Inmate Telephone Business, or (c) by which the Seller or any of the assets owned or used by it is or may become bound with respect to the Inmate Telephone Business.

     "Conveyance  Documents":   as  set  forth  in   Section 2.4(a)(i) of   this
Agreement.

     "Damages": as set forth in Section 7.2(a) of this Agreement.

     "Deferred Calculation Notice": as set forth in Section 2.2(b)(ii) of this Agreement.

     "Deferred  Purchase  Price":  as  set  forth  in   Section 2.2(b) of   this
Agreement.

     "Effective Date": December 1, 1997

     "Encumbrance": any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer or receipt of income.

     "Existing Agreements": as set forth in Section 2.2(b)(i) of this Agreement.

     "Governmental Authorization": any approval, consent, license, permit, waiver, tariff or other written authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body": any (a) nation, state, county, city, town, village, district or other properly constituted local government; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) any properly constituted and authorized body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature in the United States.

     "Hazardous Activities": as set forth in Section 3.13(b) of this Agreement.

     "Hazardous Substances": as set forth in Section 3.13(b) of this Agreement.

     "Incremental  Revenues":  as  set  forth  in   Section 2.2(b)(ii) of   this
Agreement.

     "Indemnified Persons": as set forth in Section 7.2(a) of this Agreement.

     "Indemnity Cap": as set forth in Section 7.2 of this Agreement.

     "Initial Bid Revenues": as set forth in Section 2.2(b)(iii) of this Agreement.

     "Inmate Assets": as set forth in the Recitals of this Agreement.

     "Inmate Telephone Agreements": all written lease agreements, telephone location agreements, telephone service agreements, license agreements, royalty agreements or other contracts relating to Installed Inmate Telephones located in jails or other inmate or correctional facilities, which agreements grant the right to the Seller to install and operate the Installed Inmate Telephones upon the premises set forth within any such document.

     "Inmate Telephone Business": as set forth in the Recitals of this Agreement.

     "Inmate Telephones": any of the collect call only telephones owned or operated by the Seller in its Inmate Telephone Business, including any proprietary hardware, software or any other personal property installed with any Inmate Telephone.

     "Installed Inmate Telephone": an Inmate Telephone that is subject to an Inmate Telephone Agreement and is installed at the location provided for in its related Inmate Telephone Agreement.

     "Installed Line": any telephone lines (other than lines and related facilities owned or operated by a local exchange carrier) providing telephone service to Installed Inmate Telephones, including those telephone lines identified by installation, location and telephone number in Exhibit 3.6(a)(ii).

     "Intellectual Property Assets": any patents, patent applications, inventions, trademarks, tradenames, business names, service marks, copyrights, trade secrets, know-how, customer lists, software, software licenses, technical information, plans, drawings, blue prints or other intellectual property used solely in the operation of the Seller's Inmate Telephone Business, including, without limitation, the Telink System and related good-will.

     "Knowledge": information known to a party without independent investigation beyond such party's executive officers.

     "Legal Requirement": any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, ruling, regulation or statute (as to representations and warranties set forth in this Agreement, such orders, constitutions, laws, ordinances, rulings, regulations or statutes in effect as of the date such representation or warranty is made).

     "Management Agreement": as set forth in Section 2.4(a)(ii) of this Agreement and Exhibit 2.4(a)(ii)(A).

     "Measurement Period": as set forth in Section 2.2(b)(ii) of this Agreement.

     "Measurement  Revenues":  as  set  forth  in   Section 2.2(b)(ii) of   this
Agreement.

     "Miscellaneous Inmate Agreement": any agreement or other Contract directly relating to the provision of parts, equipment or services to or by the Seller with respect to its Inmate Telephone Business.

     "New Contracts": as set forth in Section 2.2(b)(i) of this Agreement.

     "Non-Competition Agreement": as set forth in Section 2.4(a)(ii) of this Agreement and Exhibit 2.4(a)(ii)(B).

     "Order": any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business": an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is not required (based upon such Person's normal policies) to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

     "Organizational Documents": (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter, articles of organization, shareholders agreement, operating agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

     "Performance Bond": as set forth in Section 8.14 of this Agreement.

     "Permitted Encumbrances":

     (i)Statutory Encumbrances or Encumbrances for taxes not yet due or which are being contested in good faith by proper proceedings promptly instituted and diligently conducted (for which adequate reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor);

     (ii)Easements, rights-of-way, restrictions and other similar Encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amounts and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Inmate Telephone Business; and

     (iii) Such minor defects, irregularities and encumbrances which do not, individually or in the aggregate, materially affect the value or use of the property.

     "Person": any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     "Proceeding": any action, arbitration, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchase Price": as set forth in Section 2.2 of this Agreement.

     "Reimbursement Payment": as set forth in Section 2.5(b) of this Agreement.

     "Remaining Inmate Telephone Agreements": as set forth in Section 2.5(e) of this Agreement.

     "Representative": with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, partner or other representative of such Person, including legal counsel, accountants and financial advisors.

     "Securities Act": the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Seller": as set forth in the first paragraph of this Agreement.

     "Seller's Closing Certificate": as set forth in Section 2.4(a)(iii) of this Agreement.

     "Seller's  Closing   Documents":   as  set  forth  in  Section 3.2 of  this
Agreement.

     "Seller's Indemnified Persons": as set forth in Section 7.3 of this Agreement.

     "Subsidiaries": as set forth in the first paragraph of this Agreement.

     "Survival Period": as set forth in Section 7.1 of this Agreement.

     "Telink System": Seller's proprietary call processor and communication control system designed to facilitate inmate communications from correctional facilities, and all related software and non-proprietary hardware.

     "Threatened": a claim, Proceeding, dispute or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing) or any notice has been given (in writing), or if any other event has occurred or any other circumstances exist that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

     "Threshold": as set forth in Section 1.2 of this Agreement.

     "Transition Agreement": as set forth in Exhibit 2.4(a)(ii)(C) of this Agreement.

2. PURCHASE AND SALE OF ASSETS, CLOSING AND OTHER AGREEMENTS

     2.1 Assets.

     (a) Inmate Assets. Effective as of the Effective Date, and subject to the terms and conditions of this Agreement, Seller shall grant, sell, convey, assign, transfer and deliver to the Buyer (and/or, at Buyer's election, to an affiliate or subsidiary of Buyer), and the Buyer (and/or such affiliate or subsidiary) shall purchase and acquire from the Seller, the Inmate Assets itemized in Section 3.6 of this Agreement. The Buyer acknowledges and agrees that the Inmate Telephone Business constitutes only a part of the business conducted by the Seller, and that the Contemplated Transactions relate only to the Inmate Telephone Business and not the other businesses conducted by the Seller.

     (b) Excluded Assets.  Notwithstanding  anything to the contrary provided in
Section 2.1(a) hereof, none of the assets set forth on Exhibit 2.1(b) hereto shall be included in the Inmate Assets to be purchased and sold hereunder.

     2.2 Purchase Price.

     (a) The aggregate purchase price (the "Purchase Price") for the Inmate Assets will be (i) $10,625,000.00 cash (the "Closing Consideration"), plus (ii) Buyer's assumption or payment of certain liabilities, as expressly provided in
Section 2.5 below, including, without limitation, all liabilities, obligations and commitments of the Seller relating to the period commencing on and after the Effective Date under any and all Inmate Telephone Agreements, Miscellaneous Inmate Agreements and with respect to any leased real or personal property constituting a portion of the Inmate Assets (the "Assumed Liabilities"); and
(iii) the Deferred Purchase Price (as hereinafter defined).

     (b) In addition to the Closing Consideration, the Buyer hereby agrees to pay certain deferred compensation (the "Deferred Purchase Price"), in accordance with the terms and conditions of this Section 2.2(b), based upon the incremental gross revenues relating to the Inmate Telephone Business which have had tariff rate increases on or after August 1, 1997, for the Measurement Period compared to the Base Period (as both such terms are hereinafter defined). The Deferred Purchase Price shall be calculated and payable as follows:

          (i) The Seller shall, prior to the Closing Date, provide two schedules. The first schedule ("Schedule 2.2(b)-1") shall consist of (A) a list of each Inmate Telephone Agreement (collectively, the "Existing Agreements") under which the Seller has been providing service and, for each such Existing Agreement, the gross billed revenues for each month in the Base Period (as hereinafter defined) as well as the average monthly gross billed revenues for the Base Period (the "Average Base Revenues"); and (B) a list of Inmate Telephone Agreements recently entered into by the Seller or entered into prior to the Closing Date and as to which service has not been provided for at least the full three calendar month period ending on October 31, 1997 (the "New Contracts"), provided that, as to any such New Contracts, Schedule 2.2(b)-1 shall include the gross billed revenues for any full calendar month ending on or prior to October 31, 1997, for which such data is available. For purposes of the Existing Agreements, the Base Period shall mean the three-month period ended October 31, 1997; and, for purposes of the New Contracts, the Base Period shall mean the first three full calendar months after service is commenced under the particular New Contract. After the Closing Date, the Buyer shall provide to the Seller in writing on a quarterly basis a list of the monthly gross billed revenues for each New Contract for which service has commenced with respect to the Base Period applicable to such New Contracts. At such time as the Seller has received the gross billed revenues for a New Contract for the applicable Base Period, it shall compute the average monthly gross billed revenue for such New Contract (the "Average New Contract Revenues") and provide such calculations to the Buyer, which Average New Contract Revenues shall be used for calculating the Deferred Purchase Price attributable to such new Contracts under subsection (ii) below. The second schedule ("Schedule 2.2(b)-2") shall consist of a list of the bids or proposals made by the Seller which are currently outstanding, and any sales commissions which may become due with respect thereto, which schedule shall be updated through the Closing Date (the "Bids").

          (ii) On or before June 1, 1999, the Buyer shall deliver to the Seller in writing (the "Deferred Calculation Notice") a listing, for each Existing Agreement and New Contract which has had a tariff rate increase on or after August 1, 1997, through March 31, 1999, of (A) the monthly gross billed revenues separately derived under each such Existing Agreement and New
     Contract for the threemonth period commencing on January 1, 1999 (the "Measurement Period"), (B) the average of the monthly gross billed revenues for the Measurement Period for each such Existing Agreement and New Contract (the "Measurement Revenues"), and (C) a column indicating the increases between the Average Base Revenues or Average New Contract
     Revenues, as the case may be, and the Measurement Revenues per such Existing Agreement and New Contract attributable to the tariff increase (the "Incremental Revenues"). The Deferred Calculation Notice shall also include the Buyer's calculation of the Deferred Purchase Price, which shall be equal to the product of (x) 35%, multiplied by (y) the Incremental Revenue per each Existing Agreement and New Contract, multiplied by (z) the number of months remaining of the term of each such Existing Agreement and New Contract from the later of the Effective Date or the date the tariff increase occurs (as set forth on Schedule 2.2(b)3 hereto) as to each such Existing
Agreement and New Contract. Simultaneously with delivery of the Deferred Calculation Notice, the Buyer shall also deliver to the Seller, by wire transfer to an account designated by the Seller, the amount of the Deferred Purchase Price, as calculated by the Buyer.

          (iii) In addition, with respect to the Bids, in the event that, subsequent to the Effective Date but prior to the first anniversary date of the Effective Date, the Buyer obtains an Inmate Telephone Agreement as a result of the Bids initiated by the Seller (the "Bid Contracts"), then the Buyer shall provide to the Seller on a quarterly basis, no later than 30 days after expiration of each calendar quarter, a listing of the monthly gross billed revenues for each such Bid Contract for the first full three months of service under the Bid Contract, commencing with the first full calendar month after service is commenced (the "Initial Bid Revenues"). In this regard, Buyer has the right to reject any Bid, but Buyer covenants that it will not reject a Bid where the result would be the winning of the contract subject to the Bid by Buyer pursuant to its bid or where the Bid is irrevocable. With respect to each of the Bid Contracts, the Seller shall be entitled to additional Deferred Purchase Price based upon the average monthly gross billed revenues calculated as follows: (A) the Initial Bid Revenues shall be divided by three, and the quotient thereof, (B) multiplied by twelve, and the product thereof (C) multiplied by 0.8, less
     (D) sales commissions actually paid by the Buyer to employees and reasonable installation costs (which shall include capital equipment). The portion of the Deferred Purchase Price payable with respect to the Bid Contracts shall be paid to the Seller by wire transfer to an account designated by the Seller within 30 days after the end of each calendar quarter with respect to those Bid Contracts which have generated gross billed revenues for at least three full months prior to expiration of the particular calendar quarter. With each payment, the Buyer shall provide to the Seller the monthly gross billed revenues for each such Bid Contract for the first full three calendar months of service under the Bid Contract, commencing with the first full calendar month after service is commenced. The Seller shall have the right to review and audit the Buyer's calculations and the underlying books and records with respect thereto.

          (iv) The Seller shall have 90 days to review the calculations set forth in the Deferred Calculation Notice and the underlying books and records and to request additional information or clarification with respect to the Deferred Purchase Price or any portion thereof payable under subsection (ii) or (iii), to the extent not previously reviewed under subsection (iii) above. In the event that the Seller disputes the calculation of the Deferred Purchase Price or any portion thereof, it shall give written notice to the Buyer thereof on or before expiration of such 90-day period, and the parties shall in good faith thereafter seek to resolve such dispute. If such dispute is not resolved by the parties within 20 days from the date of such written notice from the Seller, the parties agree that the Orlando office of Arthur Andersen, a national firm of independent certified public accountants (which accountants shall not currently be providing services to either the Buyer, the Seller or their respective affiliates), shall resolve such dispute, and such accountant's determination shall be final and binding on the parties. The costs and fees of such accountants shall be borne by the applicable Seller and/or the Buyer in proportion to the amount by which the determination of such accounting firm differs from the respective determinations of the parties. The Buyer shall make appropriate payment to the Seller of such final Deferred Purchase Price amount (plus interest thereon from the date the Deferred Purchase Price was originally due calculated at the prime rate plus one percent as published in the Southeast Edition of the Wall Street Journal) and accountant's costs and expenses, if applicable, by cashier's or certified check or by wire transfer within 5 business days after receipt of the accountant's final determination.

     (c) Seller has prepaid certain commissions under the inmate telephone contracts set forth on Exhibit 2.2(c), which contracts allow Seller to recoup such prepaid commissions out of revenues received under such contracts. Seller represents that the column entitled "Balance at November 30, 1997" is true and correct as of such date. Buyer agrees to pay Seller the monthly commissions attributable to all periods after the Effective Date and which would otherwise have been paid to the customers under each such contract, but only from revenues actually received by Buyer from each such contract, until all prepaid commission balances under said contracts have been paid to Seller. Payments to Seller will be due on or before the 15th day of the month following the month in respect of which payments are actually received by Buyer with respect to a particular contract, beginning January 15, 1998. If any of the said inmate telephone contracts are terminated due to Buyer's default, Buyer will, on or before the 15th day of the month following the month of termination, pay to Seller the remaining balance under such terminated contract. If any of the said inmate telephone contracts are terminated by the customer without Buyer's default, Buyer will not be obligated to pay Seller any further amounts under said contract.

     2.3 Closing.

     The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Buyer's counsel in Dallas, Texas (or such other location within or outside of Dallas, Texas, as Buyer and Seller shall mutually designate), at 10:00 a.m. (local time), on or before December 19, 1997 (the "Closing Date").

     2.4 Closing Obligations.

     At the Closing:

     (a) Seller will deliver or cause to be delivered to Buyer:

     (i) the Bill of Sale and such other bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (collectively, the "Conveyance Documents") as shall be reasonably required by the Buyer and its counsel and as shall be effective to vest in the Buyer good and marketable title in and to all the Inmate Assets, together with copies of all the contracts, agreements, commitments, books, records, files, computer data, computer disks, electronic storage media, documents and the like relating solely to the Inmate Assets;

     (ii) the Management Agreement, the NonCompetition Agreement and the Transition Agreement, all executed by Seller;

     (iii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (other than those representations and warranties which are made as of a specific date which shall be deemed to have been made only as of such date (the "Seller's Closing Certificate");

     (iv) opinions of counsel, dated the Closing Date, in the form of Exhibit 2.4(a)(iv); and

     (v) such other documents as Buyer may reasonably request for the purpose of (1) enabling its counsel to provide the opinion referred to in Section 2.4(b), (2) evidencing the accuracy of any of Seller's representations and warranties, (3) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by the Seller, or (4) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b) Buyer will deliver to the Seller (or to such other Persons designated below):

     (i) the Closing Consideration and appropriate agreements evidencing the assumption of the Assumed Liabilities as contemplated in Section 2.5(b) below;

     (ii) the Management Agreement, the NonCompetition Agreement and the Transition Agreement, all executed by Buyer;

     (iii) a certificate executed by Buyer representing and warranting to the Seller that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (other than those representations and warranties which are made as of a specific date which shall be deemed to have been made only as of such date (the "Buyer's Closing Certificate");

     (iv) opinions of counsel, dated the Closing Date, in the form of Exhibit 2.4(b)(iv); and

     (v) such other documents as Seller may reasonably request for the purpose of (1) enabling its counsel to provide the opinions referred to in
Section 2.4(a), (2) evidencing the accuracy of any representation or warranty of Buyer, (3) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or (4) otherwise facilitating the consummation of the Contemplated Transactions.

     2.5 Treatment of Certain Matters and Adjustments.

     (a) Seller shall, on or at Closing, deliver the Inmate Assets free and clear of all Encumbrances other than the Assumed Liabilities, Permitted Encumbrances and except as otherwise set forth on Exhibit 2.5(a) hereto.

     (b) The parties agree that, within 60 days after the Closing Date, they will settle all prorations of revenues, liabilities, receipts, taxes, costs and expenses applicable to the Inmate Assets prior to the Effective Date. Seller shall be responsible for and entitled to all such revenues, liabilities, receipts, deposits, taxes, costs and expenses applicable to the Inmate Assets for the period prior to the Effective Date, and Buyer shall assume, be entitled to and be responsible for all such revenues, receipts, deposits, taxes, costs, obligations, duties, liabilities, trade payables and expenses incurred and applicable to the Inmate Assets or the operation of the Inmate Telephone
Business or the operation of the Inmate Telephone Business on and after the Effective Date, including the cost of the Accommodation Services (the "Accommodation Services") (but Buyer shall not be responsible for Seller's internal expenses (being those expenses of Seller's general operations) except as set forth below). All of such amounts shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with the Seller's conduct of the Inmate Telephone Business. In addition, Buyer shall pay the Seller an administrative fee equal to $15,000 per month (or pro rata portion thereof) from the Effective Date until the termination of the Accommodation

Services (the "Administrative Fee"). The Seller shall provide the Accommodation Services, or such lesser portion thereof as the Buyer may request, for a period ending not later than the 30th day after the Closing Date. The Buyer shall reimburse the Seller in full for the cost of such Accommodation Services and the Administrative Fee (the "Reimbursement Payment") (to the extent not covered by the Transition Agreement). The cost of the Accommodation Services shall be determined based upon the Seller's historical practices in determining the financial results of the Inmate Telephone Business prior to the Effective Date. The Reimbursement Payment shall be paid by the Buyer not later than February 15, 1998.

     (c) Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities and as expressly provided in Section 2.5(b), the Buyer shall not assume any, and the Seller shall retain and be responsible for all, of the liabilities and obligations of the Seller and its affiliates.

     (d) The Purchase Price shall be allocated among the Inmate Assets in such manner as shall be agreed upon by Seller and Buyer prior to the Closing consistent with Section 1060 of the IRS Code of 1986 as amended. The parties agree to use such allocations with all filings with the IRS relating to the purchase and sale of Inmate Assets on IRS Form 8594.

     (e) After the Closing, each of the Buyer and the Seller shall use their respective reasonable best efforts to obtain all Consents reasonably necessary to permit the transfer of the Inmate Telephone Agreements as to which a consent to assignment is necessary. Until the necessary Consents are obtained as aforesaid, the "Remaining Inmate Telephone Agreements" (as set forth in Schedule 1 of the Management Agreement) shall continue to be owned by Seller but operated under a Management Agreement, which the parties will enter into at Closing.

     3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct the Inmate Telephone Business as it is now being conducted, to own or use the Inmate Assets that it purports to own or use and to perform all of its obligations under its Inmate Telephone Agreements. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the states in which the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Inmate Telephone Business.

     3.2 Authority. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and general equitable principles. Upon the execution and delivery of the Conveyance Documents, Management Agreement, the Non-Competition Agreement and the Transition Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid and binding obligations of Seller enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and general equitable principles. Except as set forth in Exhibit 2.5(a), the Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Certificate.

     3.3 No Conflict. Except as set forth on Exhibit 2.5(a) and Exhibit 3.3, neither the execution, delivery or performance of this Agreement, nor any other consummation or performance of any of the Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

          (i) result in a violation of (A) any provision of, or cause a default under, the Organizational Documents of the Company, (B) any resolution adopted by the board of directors or the stockholders of the Company; (C) any duty owed by the Company to any Person; or (D) any Legal Requirement, any Governmental Authorization or any Order to which the Seller, or any of the Inmate Assets, may be subject; or

          (ii) result in a violation, default or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract or other agreement to which Seller is a party, which violation, default or breach, in the case of clause (i) and
     (ii) above, would have a material adverse effect on the value or use of the Inmate Assets to or by the Buyer.

     3.4 Options. Except as set forth on Exhibit 3.4, there are no options, warrants, rights of first refusal or other rights to acquire all or any portion of the Inmate Assets.

     3.5 Books and Records. The books of account, ledgers, financial data and other records of the Company relating solely to its Inmate Telephone Business and/or Inmate Assets, all of which have been made available to Buyer, are complete and correct in all material respects. At the Closing, all of such books of account and records will be delivered to Buyer to the extent that they relate solely to the Seller's Inmate Telephone Business and/or Inmate Assets.

     3.6 Inmate Assets. On the Closing Date, the Company shall convey, and the Buyer shall own and have, good and marketable title, without Encumbrance (with the exception of Assumed Liabilities, Permitted Encumbrances and as set forth on
Exhibit 2.5(a)), to all of the following Inmate Assets, which, except for the Excluded Assets and as otherwise set forth on Exhibit 2.5(a), will allow Buyer to operate the Inmate Assets on an on-going basis without the need for the Company to transfer any other property to Buyer:

          (i) all rights and interests of the Company in and under the Inmate Telephone Agreements listed on Exhibit 3.6(a)(i) and any Inmate Telephone Agreements entered into by the Company after the date hereof;

          (ii) all Installed Lines listed on Exhibit 3.6(a)(ii);

          (iii) all rights and interests of the Company in and under the Miscellaneous Inmate Agreements listed on Exhibit 3.6(a)(iii);

          (iv) all  Installed  Inmate  Telephones  and all  uninstalled  Inmate
     Telephones   and  parts,   hardware  and  equipment   therefor   listed  on
     Exhibit 3.6(a)(iv) (subject to turn over of inventory in the Ordinary Course of Business);

          (v) all Intellectual Property Assets, equipment and personalty of any kind used by the Company solely in the operation of its Inmate Telephone Business, including the Telink System; and

          (vi) all tariffs and Governmental Authorizations, if any, that relate to the Seller's Inmate Telephone Business and which are listed on
     Exhibit 3.6(viii), but only to the extent conveyance is permitted by applicable law or regulation.

     3.7 No Material Adverse Change. Except as set forth on Exhibit 3.7, since January 1, 1997, there has not been any material adverse change in the Company's Inmate Telephone Business, and to Seller's Knowledge, no event has occurred or circumstance exists that may result in such a material adverse change. Without in any way limiting the generality of the foregoing, there exists no actual or threatened terminations, cancellations or limitations of, or any adverse modification or change in (i) the current business relationship of the Company with any material customer or group of customers whose business is material to the operation of the Company's Inmate Telephone Business; or (ii) the current business relationship of the Company with any supplier for the Company's Inmate Telephone Business, and the Company has no reason to believe that any such customers or suppliers shall not continue a business relationship with Buyer subsequent to the Closing on a basis no less favorable to Buyer than that heretofore conducted (except where such change would not have a material adverse effect on the Buyer); and (iii) to Seller's Knowledge, there exists no other condition or statement of facts or circumstances which would materially adversely affect the Company's Inmate Telephone Business or prevent Buyer from conducting such business after the Closing on a basis not materially adversely less favorable to Buyer than that of which it has heretofore been conducted by the Company, other than those affecting the telephone industry generally or arising with respect to general economic conditions.

     3.8 Compliance with Legal Requirements; Governmental Authorizations and Orders. To the Knowledge of the Seller: (i) the Company is in material compliance with each Legal Requirement, Governmental Authorization and Order that is or was applicable to the conduct or operation of its Inmate Telephone Business or the ownership or use of any of the Inmate Assets; and (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any such Legal Requirement, Governmental Authorization or Order, other than those, in any such case under clauses (i) and (ii) which would not have a material adverse effect on the Inmate Telephone Business.

     3.9 Legal Proceedings. Except as set forth on Exhibit 3.9, there is no pending Proceeding: (i) that has been commenced by or against the Company and which, after the Closing, would materially and adversely affect the Inmate Telephone Business or any of the Inmate Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Seller, no such Proceeding has been Threatened, and no event has occurred or circumstance exists that may reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding, other than Proceedings affecting the telephone or inmate telecom industry generally.

     3.10   Absence of Certain Changes and Events.   Except   as  set  forth  in
Exhibit 3.10 hereof, since January 1, 1997, the Company has conducted its Inmate Telephone Business only in the Ordinary Course of Business and there has not been any:

     (a) damage to or destruction or loss of any Inmate Assets of the Company, whether or not covered by insurance, materially and adversely affecting the Company's Inmate Telephone Business or the financial condition or prospects thereof;

     (b) termination of, or receipt of notice of termination of, any material Inmate Telephone Agreement;

     (c) sale (other than sales in the Ordinary Course of Business) or lease of any material Inmate Assets used in the Company's Inmate Telephone Business;

     (d) material change in the accounting methods used by the Company;

     (e) change in the method of collecting accounts receivable or acceleration in the collection of accounts receivable; or

     (f) failure to pay expenses incurred in connection with the Company's Inmate Telephone Business on a timely basis consistent with past practices.

     3.11 Contracts; No Defaults. Seller has made available to Buyer true and complete copies of the Contracts referred to in Section 3.6(i). Except as set forth in Exhibit 3.11, with respect to each such Contract:

          (i) such  Contract  is in full  force  and  effect  and is valid  and enforceable in accordance with its terms (except for bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and general equitable principles) and is fully transferable and/or assignable to Buyer without the consent of any Person;

          (ii) the Company is, and at all times since the later of 1994 or the Contract's date of inception has been, in substantial compliance with all material applicable terms and requirements of such Contract or has resolved or settled any such non-compliance to the satisfaction of the other party to such Contract;

          (iii) to the Seller's Knowledge, each other Person that is a party to such Contract is in substantial compliance with all material applicable terms and requirements of such Contract;

          (iv) to the Knowledge of the Seller, no event has occurred or circumstance exists (including, without limitation, the Contemplated Transaction) that (with or without notice or lapse of time) would result in a material violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Contract;

          (v) the Company has not given to or received from any other Person, at any time since the later of 1994 or such Contract's date of inception, any written notice regarding any actual, alleged or potential material violation or breach by the Company of, or material default by the Company under, such Contract which has not been resolved or settled;

          (vi)  to  the   Knowledge  of  the  Company,   there  are  no  pending
     renegotiations or outstanding rights to renegotiate any material amounts paid or payable to the Company under such Contracts with any Person (and no such Person has made written demand for such renegotiation) where the effect of such renegotiation would have a material adverse effect on the Company's Inmate Telephone Business;

          (vii) such Contracts have been entered into in the Ordinary Course of Business, and to Seller's Knowledge, have been entered into without the commission of any act by Seller alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement; and

          (viii) such Contracts constitute the sole and entire agreement among the parties thereto with respect to the subject matter thereof, and there are no other agreements or understandings among the parties which in any way would materially affect such Contracts.

     3.12 Insurance. The insurance policies maintained by the Company: (i) are valid, outstanding and enforceable; (ii) taken together, provide in the judgment of the Company adequate insurance coverage for the Inmate Telephone Business;
(iii) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound relating to the Inmate Telephone Business; and (iv) will continue to cover all losses or claims accruing or arising prior to the Closing Date.

     3.13 Environmental Matters.

     (a) The Inmate Assets and the Inmate Telephone Business are, and at all times have been, in material compliance with, and have not been and are not in violation of or liable under, any Environmental Laws.

     (b) The Company has not generated, handled, manufactured, processed, treated, stored, used, transferred, released, disposed of or otherwise conducted any hazardous process or activity with respect to (collectively, "Hazardous Activities") any hazardous substances, hazardous wastes, hazardous wastes constituents and reaction by-products, hazardous materials, pesticides, oil and other petroleum products, pollutants and/or toxic substances, including asbestos and polychlorinated biphenyls as those terms are defined pursuant to

Environmental  Laws  (collectively,   "Hazardous   Substances")  in  the  Inmate
Telephone Business, except in compliance with Environmental Laws, or where any alleged noncompliance is not material.

     (c) To the Company's Knowledge, the Company has not received any actual or Threatened Order, notice or other written communication from any Person that alleges actual or potential violation or failure to comply with any Environmental Law with respect to Inmate Assets (whether real, personal or mixed).

     (d) For purposes hereof, Environmental Laws shall mean all Legal Requirements relating to pollution or protection of human health or the environment, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), as amended; the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et_seq.), as amended; the Federal Clean Water Act (33 U.S.C. 1251 et_seq.), as amended; and state and federal environmental clean up programs.

     3.14 Intellectual_Property.

     (a) The Intellectual Property Assets are set forth on Exhibit 3.14 and are all those necessary for the operation of the Company's Inmate Telephone Business as it is currently conducted (other than "shrink wrap" programs commercially available). The Company is the owner of (and at Closing, Buyer will be the owner
of) all right, title, and interest in and to each of the Intellectual Property Assets owned by it, free and clear of all Encumbrances (except Permitted Encumbrances or as otherwise disclosed on Exhibit 3.14), and the Company has (and at Closing the Buyer will have) the right to use, without payment to a third party, all of the Intellectual Property Assets owned by the Company. With respect to non-owned Intellectual Property, to Seller's Knowledge, the Company has the right to use and practice under all such non-owned Intellectual Property.

     (b) The proprietary Intellectual Property Assets and the use thereof does not nor does the subject matter of any of the proprietary Intellectual Property Assets infringe or is alleged to infringe any rights of any third party or is a derivative work based on the work of a third party.

     (c) Except as set forth on Exhibit 3.14, the Intellectual Property Assets are fully transferable to the Buyer without the Consent of any Person and without creating a default, violation of or requiring a payment under any Contract relating to any Intellectual Property Asset.

     3.15 Certain_Payments. Since January 1, 1997, neither the Company nor any director, officer, agent or employee of the Company, nor any Representative, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business for the Inmate Telephone Business, (ii) to pay for favorable treatment for business secured for the Inmate Telephone Business, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Inmate Telephone Business, or (iv) in violation of any Legal Requirement applicable to the Inmate Telephone Business, and/or_(b) established or maintained any fund or asset that has not been recorded in the books and records of the Company relating to the Inmate Telephone Business.

     3.16 Disclosure. No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.17 Brokers_or_Finders. Except as set forth in Exhibit_3.17, Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 Organization_and_Good_Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of the states in which the nature of the activities conducted by it requires such qualification.

     4.2 Authority;_No_Conflict

     (a) This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and general equitable principals. Upon the execution and delivery by Buyer of the Conveyance Documents, Management Agreement, NonCompetition Agreement and the Transition Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and general equitable principals. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

     (b) Except for any filings or approvals in order to comply with Legal Requirements, including obtaining appropriate Governmental Authorizations (as contemplated in Section_3.6(vi)), neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

     (i)__any provision of Buyer's Organizational Documents;

     (ii)__any resolution adopted by the board of directors or the stockholders of Buyer;

     (iii)__any Order to which Buyer may be subject; or

     (iv)__any contract to which Buyer is a party or by which Buyer or its assets may be bound.

     Except for any filings or approvals in order to comply with Legal Requirements, including obtaining appropriate Governmental Authorizations (as contemplated in Section 3.6(vi)), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 Certain_Proceedings. There is no pending or Threatened Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

     4.4 Brokers_or_Finders. Except as set forth in Exhibit_4.4, Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Inmate Assets and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     5.1 Accuracy_of_Representations. All of the representations and warranties of the Seller in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been materially accurate as of the date of this Agreement, and must be materially accurate as of the Closing Date as if made on the Closing Date (other than those representations and warranties which are made as of a specific date which shall be true as of such date). If a representation and warranty was conditioned as to materiality, the phrase "materially accurate" in this Section_5.1 shall be applied as "accurate" with respect to each such representation and warranty.

     5.2 Performance.

     (a) All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b)  Each  document   required  to  be  delivered  by  Seller  pursuant  to
Section_2.4 must have been delivered.

     5.3 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

     In the event that each and every one of these conditions precedent to the obligations of Buyer shall not have been satisfied prior to or at the Closing, then Buyer may (but shall not be obligated to) waive such unsatisfied condition or extend the Closing Date to allow additional time for such condition to be satisfied. Any such waiver or extension shall be without prejudice to any other rights and remedies Buyer may have hereunder or at law or in equity.

6.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Seller's obligation to sell the Inmate Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     6.1 Accuracy_of_Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been materially accurate as of the date of this Agreement and must be materially accurate as of the Closing Date as if made on the Closing Date.

     6.2 Buyer's_Performance.

     (a)__All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b)__Each of the  documents  required to be delivered by Buyer  pursuant to
Section 2.4 must have been delivered and Buyer must have made the payments of the Closing Consideration required to be made by Buyer pursuant to Section 2.4.

     (c)__Buyer shall have delivered to Seller a letter of termination from AmeriTel, terminating the option set forth on Exhibit 3.4.

7. INDEMNIFICATION; REMEDIES

     7.1 Survival. All representations and warranties in this Agreement and the certificates delivered pursuant to Sections_2.4(a)(iii) and (b)(iii) shall survive_the Closing through the close of business on December 31, 1998 (the_"Survival_Period"), and the covenants of the Buyer and Seller contained in
Section 2.2(b), Sections 2.5(b),(d) and (e) and Section 8.14 shall survive in accordance with their respective terms and conditions. No indemnity proceeding under this Article 7 may be brought with respect to any of the representations and warranties of the parties unless written notice thereof shall have been delivered to the Buyer or the Seller, as the case may be, prior to the expiration of the Survival Period.

     7.2 Indemnification and Payment of Damages by Seller.

     (a) Subject to expiration of the Survival Period, the Company will indemnify and hold harmless Buyer and its stockholders, controlling persons and affiliates (collectively, the_"Buyer's Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage

(including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising or resulting, directly or indirectly, from or in connection with:

          (i)__any Breach of any representation or warranty made by the Company in this Agreement or any other certificate or document delivered by the Company pursuant to this Agreement;

          (ii)__any Breach by the Company of any covenant or obligation of the Company in this Agreement or in any Seller's Closing Documents or any other document delivered by the Company pursuant to this Agreement; and

          (iii)__the failure of the Seller to pay any liability relating to the Inmate Assets not constituting Assumed Liabilities.

     (b) Notwithstanding the foregoing, Seller shall not be liable to the Buyer's Indemnified Persons or any of them for any Damages until Damages exceed_$100,000 in the aggregate (the_"Threshold") and in no event shall Seller be liable to the Buyer and the Buyer's Indemnified Persons_for Damages in excess of the Purchase Price (the_"Indemnity_Cap"); provided, however, if Damages exceed the Threshold, Seller shall be liable for all Damages up to the Indemnity Cap, including the $100,000 Threshold amount.

     7.3 Indemnification_and_Payment_of_Damages_by_Buyer.

     Subject to expiration of the Survival Period with respect to (a) and (b) below, Buyer will indemnify and hold harmless the Seller and its stockholders, controlling persons, and affiliates (collectively, the "Seller's Indemnified_Persons"), and will pay to Seller's Indemnified Persons the amount of any Damages arising, directly or_indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

          (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement;

          (c) the Assumed Liabilities; or

          (d) the Management Agreement, including, without limitation, any act or omission to act by the Buyer or its Representatives thereunder and the Transition Agreement.

          (e) any draw by Clark County under the Performance Bond, for any action or failure to take action by Buyer, any related draw by the issuer of the Performance Bond against the letter of credit securing the obligations of the Seller thereunder and the execution against the collateral securing the repayment of such letter of credit.

     Notwithstanding the foregoing, Buyer shall not be liable to the Seller's Indemnified Persons or any of them for any Damages until Damages exceed the Threshold and in no event shall Buyer be liable to the Seller or the Seller's Indemnified Persons for Damages in excess of the Indemnity Cap. If Damages exceed the Threshold, Buyer shall be liable for all Damages up to the Indemnity Cap, including the $100,000 Threshold amount.

     7.4 Procedure_for_Indemnification--Third_Party_Claims.

     (a) Promptly  after receipt by an  indemnified  party under Sections 7.2 or
7.3 of notice of the commencement of any Proceeding against it, or of notice that such Proceeding has been Threatened against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement of such claim or threatened Proceeding (including with such notice a reasonable description thereof as well as copies of all relevant documentation to the extent then available), but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action or the ability of the indemnifying party to obtain otherwise available insurance proceeds is materially prejudiced by the indemnified party's failure to give such notice.

     (b) If any Proceeding referred to in Section 7.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the named parties to any such Proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual differing interests between them, or_(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding,
(i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 10 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may materially adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by written notice to the indemnifying party given no later than 10 days after the indemnified party receives notice of the Proceeding and following a good faith attempt to consult with the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     7.5 Procedure_for_Indemnification--Other_Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought, given prior to the expiration of the Survival Period.

     7.6 Payments. With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid upon:
(a) the entry of a judgment against the indemnified party and the expiration of any applicable appeal period; (b) the entry of an unappealable judgment or final appellate decision against the indemnified party; or (c) a settlement with the consent of the indemnifying party (unless not otherwise required under this Article 7).

     7.7 Big Spring, Texas Contract. Attached as Exhibit 3.7 to this Agreement are disclosures regarding a Southwest Pay Telephone Agreement, dated December 27, 1991, relating to the Big Spring Complex (the "Big Spring Agreement"). Notwithstanding anything to the contrary in this Agreement, Buyer and the Company agree as follows:

          (a) The termination of the Big Spring Agreement by Cornell Corrections, Inc. prior to its scheduled expiration of_December 27, 1998, due to any of the items listed in the letters from Cornell Corrections, dated November 18, 1997, and November_25, 1997 (the_"Cornell Letters") which are not susceptible to cure (but, with respect to service issues, Buyer will use its best efforts to affect such cure), shall entitle Buyer to Damages equal to the diminution in value of the Big Spring Agreement as follows: the expected cash flow (as defined below) from the Big Spring Agreement from the date of loss of the Big Spring Agreement to December 27, 1998, reduced to present value by a discount rate of 10%. For purposes of this Section 7.7, "cash flow" shall mean, with respect to the Big Spring Agreement, revenues less local exchange company charges, interexchange carrier charges, commissions, billing, collection and validation charges, bad debt expense and direct service costs.

          (b) If the Big Spring Agreement is not terminated, but it is determined that the allegations set forth in the Cornell Letters entitle Cornell Corrections either to damages or to an increase in commissions, then the Company will indemnify the Buyer (without duplication) for (i) such damages (to the extent that such damages are required to be paid by the Buyer) and (ii) the difference between the commissions being paid by the Buyer on a "gross received" basis and the commission demanded by Cornell Corrections on a "gross billed" basis.

          (c) Any liability of the Company under this Section_7.7 is without regard to the Threshold.

8.  GENERAL PROVISIONS

     8.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of Representatives.

     8.2 Confidentiality. All information and documentation furnished to Buyer shall be covered by that certain agreement dated June 27, 1997 (the "Confidentiality Agreement"). Prior to Closing, no party or affiliate of a party hereto or to the Confidentiality Agreement will issue or cause publication of any press release or other announcement or public communications with respect to the Contemplated Transactions, including, without limitation, a general announcement to such party's employees, without the prior consent of the other parties hereto, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party (or affiliate) from issuing or causing publication of any such press release, announcement or public communication to the extent that such party (or affiliate) reasonably determines such action to be required by law, any regulatory agency or the rules of any national stock exchange or association applicable to it, in which case, the party (or affiliate) making such determination will use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance or to make any disclosure necessary to obtain any consents required or deemed appropriate by such party.

     8.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the addressee the next business day if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Buyer:

    Talton Holdings, Inc.
    3811 Turtle Creek Boulevard
    Suite 1300
    Dallas, Texas 75219
    Telephone:  (214) 528-7247
    Facsimile:  (214) 528-9929
    Attention:  Todd W. Follmer

With a copy to:

    Stutzman & Bromberg, a Professional Corporation
    2323 Bryan Street
    Suite 2200
    Dallas, Texas 75201
    Telephone:  (214) 969-4900
    Facsimile:  (214) 969-4999
    Attention:  Carl C. Christoff

If to the Company:

    Peoples Telephone Company, Inc.
    2300 Northwest 89th Place
    Miami, Florida 33172
    Telephone:  (305) 593-9667, Ext. 170
    Facsimile:  (305) 477-9890
    Attention:  Bruce W. Renard

With a copy to:

    Steel Hector & Davis LLP
    200 S. Biscayne Boulevard, Suite 4000
    Miami, Florida 33131-2398
    Telephone: (305) 577-2916
    Facsimile: (305) 577-7001
    Attention:  Ira N. Rosner, P.A.

     8.4 Dispute Resolution Procedures.

          (a) The parties hereby agree to submit any claim, demand, dispute, charge or cause of action (in any such case,_a_"Claim") arising out of or relating to this Agreement_to_binding arbitration in conformance with the J*A*M*S/ENDISPUTE Streamlined Arbitration Rules and Procedures (the_"Streamlined_Rules") or the J*A*M*S/ENDISPUTE Comprehensive Arbitration Rules and Procedures (the "Comprehensive Rules"), as_applicable, but expressly excluding Rule 28 of the Streamlined Rules and Rule 32 of the Comprehensive Rules, as the case may be. All arbitration proceedings shall be held in Orlando, Florida, and shall be subject to the choice of law provisions set forth in Section_8.12 of this Agreement.

          (b) Notwithstanding the foregoing, in the event that any party is suffering irreparable harm for which monetary damages are inadequate due to a breach or threatened breach or default or threatened default, or a party is otherwise solely seeking injunctive relief, specific performance or other equitable relief, such issue shall be resolved by litigation. In this connection, the parties hereby irrevocably submit in any suit, action or proceeding solely seeking injunctive relief, specific performance or other equitable relief arising out of or relating to this Agreement or any transactions contemplated hereby (whether during the term hereof, after its termination or expiration or in connection with its negotiation), to the exclusive jurisdiction of the United States District Court for the Middle District of Florida, Orlando Division, or, if jurisdiction is not available therein, the jurisdiction of any court located in Orange County, Florida, and waive any and all objections to such jurisdiction or venue that they may have under the laws of any state or country, including, without limitation, any argument that jurisdiction, situs and/or venue are inconvenient or otherwise improper. Each party further agrees that process may be served upon such party in any manner authorized under the laws of the United States or Texas, and waives any objections that such party may otherwise have to such process.

     8.5 Further_Assurances. The parties agree (a)_to furnish upon request to each other such further information, (b)_to execute and deliver to each other such other documents, and_(c)_to do such other commercially reasonable acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     8.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a)_no claim or right of one party arising out of this Agreement or the documents referred to in this Agreement can be discharged by the other party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party entitled to such claims or right; (b)_no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c)_no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     8.7 Entire Agreement and Modification. The Confidentiality Agreement and this Agreement supersede all prior agreements between the parties with respect to its subject matter and constitute (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties.

     8.8 Assignments, Successors and No Third-Party_Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign this Agreement and/or any of its rights under this Agreement to (i) any affiliate of Buyer, provided that such assignment shall not release the Buyer, or (ii) any bank, financial institution and/or other party providing any loans or financing to Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     8.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     8.10 Section_Headings,_Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article," "Articles," "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

     8.11 Time_of_Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     8.12 Governing_Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

     8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery thereof.

     8.14 Performance Bond.

          (a) The Seller presently has delivered a performance bond to Clark County, Nevada, to insure the Seller's performance under its contract, dated June 1, 1997, with Clark County (the_"Performance Bond"). In connection with the Performance Bond, the Seller has secured its obligations with a letter of credit issued by First Union National Bank of Florida. The Seller covenants and agrees to maintain the Performance Bond, the letter of credit and all deposits securing the letter of credit, or such substitute collateral as shall be satisfactory to Clark County, until the later of December 31, 1998, or the date the Buyer replaces such bond, but in no event shall the Seller be required to maintain such bond and related collateral after June 1, 1999. If Clark County draws upon said performance bond on or after the Closing Date for any action or failure to take action by Buyer, Buyer will indemnify and hold harmless the Seller and Seller's Indemnified Persons in accordance with Sections 7.3, 7.4 and 7.5 of this Agreement, except that the Threshold provisions shall not apply.

          (b) The Seller shall have no obligation to replace the Performance Bond or any portion thereof in the event Clark County draws upon such bond.

          (c) To the extent that the Performance Bond needs to be increased pursuant to the terms of the Clark County, NV contract, Buyer will provide any additional funds required for such increase.

     8.15 License of Rating Software. Notwithstanding anything to the contrary contained herein, the Buyer hereby agrees that the Seller shall be entitled to retain a copy of the "rating" software which is part of the Inmate Assets being sold and hereby grants to the Seller a royalty-free, assignable, sublicenseable license to use such "rating" software in perpetuity.


                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                        BUYER:

                        Talton Holdings, Inc.,
                        a Delaware corporation


                        By: /s/ Todd W. Follmer
                        Todd W. Follmer,
                        Vice President


                        SELLER:

                        PEOPLES TELEPHONE COMPANY, INC.,
                        a New York corporation, for
                        itself and the Subsidiaries


                        By: /s/ William A. Baum
                        Name:William A. Baum
                        Title: Senior Vice President & CFO

                        LIST OF EXHIBITS

Exhibit 2.1(b):        Excluded Assets
Exhibit 2.2(c)         Inmate Telephone Contracts
Exhibit 2.4(a)(i)(A):  Bill of Sale
Exhibit 2.4(a)(ii)(A): Management Agreement
Exhibit 2.4(a)(ii)(B): Non-Competition Agreement
Exhibit 2.4(a)(ii)(C): Transition Agreement
Exhibit 2.4(a)(iii)    Seller's Closing Certificate
Exhibit 2.4(a)(iv):    Legal Opinion - Seller's counsel
Exhibit 2.4(b)(iii)    Buyer's Closing Certificate
Exhibit 2.4(b)(iii):   Legal Opinion - Buyer's counsel
Exhibit 2.5(a):        Matters Affecting Title
Exhibit 3.3:           Conflict
Exhibit 3.4:           Options, Rights
Exhibit 3.6(a)(i):     Inmate Telephone Agreements
Exhibit 3.6(a)(ii):    Installed Lines
Exhibit 3.6(a)(iii):   Miscellaneous Inmate Agreements
Exhibit 3.6(a)(iv):    Inventory
Exhibit 3.6(a)(viii):  Tariffs
Exhibit 3.7:           Material Adverse Changes
Exhibit 3.9:           Legal Proceedings
Exhibit 3.10:          Events Outside the Ordinary Course of
                       Business

Exhibit 3.11:          Contract Defaults
Exhibit 3.14:          Intellectual Property Assets
Exhibit 3.17:          Seller's Brokers
Exhibit 4.4:           Buyer's Brokers
Schedule 2.2(b)-1:     Existing Agreements
Schedule 2.2(b)-2:     The Bids
Schedule 2.2(b)-3:     Calculation of Deferred Purchase Price